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                                                                   EXHIBIT 99.1




                  CENDANT CORPORATION TO SELL SOFTWARE DIVISION

                Purchase Price Is Up to Approximately $1 Billion



     Parsippany, NJ, November 20, 1998--Cendant Corporation (NYSE: CD) today announced a definitive agreement to sell the Company's consumer software division, Cendant Software and its subsidiaries, to Paris-based Havas SA, a subsidiary of Vivendi SA for $800 million in cash plus future cash contingent payments of up to approximately $200 million through 1999. The transaction is subject to customary regulatory approvals and is expected to be completed in the first quarter of 1999.

     As previously announced, the sale of Cendant Software, which includes Knowledge Adventure, Blizzard Entertainment, Davidson & Associates and Sierra On-Line, is part of an ongoing program by management to undertake various strategic alternatives to enhance shareholder value by continuing to focus on the Company's core business model. The Company also previously announced the sale of its Hebdo Mag International subsidiary, which is expected to be completed in December. On October 13, the Company announced a $1 billion share repurchase program.

     Cendant Chairman, President and CEO, Henry R. Silverman, stated: "We will continue to execute our program of selling non-core businesses while maximizing the growth of Cendant's core business units. Other than completing the RAC transaction if regulatory approval is granted, for the foreseeable future we are no longer a buyer of companies financed through the issuance of debt and stock, but rather a seller of companies, utilizing the proceeds of those sales to retire debt and equity. The sale of our software business will be accretive to 1999 earnings per share and will result in an after- tax gain of approximately $450 million."

     Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-look statements are specified in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997.

     Cendant is one of the world's foremost providers of consumer and business services. The Company operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company; the UK's largest private car park operator; and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services

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to consumers and a global leader in corporate employee relocation. In Alliance
Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the Company has more than 40,000 employees and operates in over 100 countries.


Media Contacts:                                      Investor Contacts:

Cendant Corporation:                                 Cendant Corporation:
Jim Fingeroth/Thomas Davies                          Samuel J. Levenson
Kekst and Company                                    973-496-5023
212-521-4800


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